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                                                                    EXHIBIT 99.1

                          ANNUAL SERVICER'S CERTIFICATE
                               NATIONAL CITY BANK
                     NATIONAL CITY CREDIT CARD MASTER TRUST

The undersigned, a duly authorized representative of National City Bank, as Servicer (in such capacity, "National City"), pursuant to the Pooling and Servicing Agreement dated as of June 1, 1995 as amended and restated as of July 1, 2000, and as supplemented from time to time (the "Agreement"), between National City, as Seller and Servicer, and The Bank of New York, as Trustee, does herby certify as follows:

            1 Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

            2 National City is, as of the date hereof, the Servicer under the Agreement.

            3     The undersigned is a Servicing Officer.

            4 This Certificate relates to the activity for January 1, 2005 through December 31, 2005.

            5 As of the date hereof, to the best knowledge of the undersigned, the Servicer has performed in all material respects all its obligations under the Agreement through the yearly period and no default in the performance of such obligations has occurred or is continuing.

      IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate this 29th day of March, 2006.

                                        NATIONAL CITY BANK
                                        as Seller and Servicer

                                    By: /s/ Larry Potter
                                        ------------------------------------
                                 Name:  Larry Potter
                                 Title: Vice President, National City Bank
                                        Vice President, Finance
                                        National City Card Services